SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 _________________

                                AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 14D-1

      Amendment to Tender Offer Statement Pursuant To Section 14(d)(1) of
                        the Securities Exchange Act of 1934
                                 _________________

                               PS PARTNERS IV, LTD.
                             (Name of Subject Company)
                                 _________________

                               Public Storage, Inc.
                                     (Bidder)
                                 _________________

                       Units of Limited Partnership Interest
                          (Title of Class of Securities)
                                 _________________

                                       NONE
                       (CUSIP Number of Class of Securities)
                                 _________________

                                  DAVID GOLDBERG
                               Public Storage, Inc.
                       701 Western Avenue, Suite 200,
                          Glendale, California 91201-2397
                                  (818) 244-8080
            (Name, Address and Telephone Number of Person Authorized to
              Receive Notices and Communications on Behalf of Bidder)
                                 _________________


   Item 11.    Material to be filed as Exhibits.
               ---------------------------------

               See Exhibit Index contained herein.

                                  SIGNATURE

            After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, correct and complete.


   Dated:  January 30, 1997                PUBLIC STORAGE, INC.


                                          By: /S/ DAVID GOLDBERG
                                              ---------------------
                                              David Goldberg
                                              Senior Vice President
                                              and General Counsel

                                  Exhibit Index

      Exhibit No.

      (a)   1      Offer to Purchase dated December 24, 1996.  Previously
                   filed and incorporated herein by reference.

            2 Letter of Transmittal. Previously filed and incorporated herein by reference.

            3 Form of letters to Unitholders. Previously filed and incorporated herein by reference.

            4      Press release dated January 31, 1997.

      (b)   Not applicable.

      (c)   Not applicable.

      (d)   Not applicable.

      (e)   Not applicable.

      (f)   Not applicable.

      (g)   Letter appraisal report by Nicholson-Douglas Realty
            Consultants, Inc. dated May 13, 1996. Previously filed and incorporated herein by reference.